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                                                                    Exhibit 99.1

                        GRANITE BROADCASTING CORPORATION
                        ANNOUNCES $300 MILLION OFFERING
                        OF SENIOR SECURED NOTES DUE 2010


NEW YORK-- November 24, 2003 -- Granite Broadcasting Corporation (Nasdaq: GBTVK) announced today that it intends to offer $300 million of senior secured notes due 2010 in a private placement. The offering is expected to close in December 2003.

The Company intends to use the net proceeds of the anticipated offering to repay all outstanding borrowings under its credit agreement which matures in April 2004, to redeem at par all of its 10 3/8% notes due 2005 and all of its 9 3/8% notes due 2005 and for general corporate purposes.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933. This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

                                   ***********

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, which represent the Company's expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company's stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.